Exhibit 99.1

Papa John’s Announces Second Quarter 2020 Results and Provides Preliminary Estimated Comparable Sales for July

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 6, 2020--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and six months ended June 28, 2020. The company also provided an update on the business impact of the global coronavirus (COVID-19) pandemic.

Highlights

  Second quarter 2020 earnings per diluted share of $0.48 compared to second quarter 2019 earnings per diluted share of $0.15
  Second quarter system-wide North America comparable sales increase of 28.0%
  Second quarter international comparable sales increase of 5.3%; Excluding temporary closures related to COVID-19, international comparable sales increase of 13.3%
  Cash flow from operations of $87.7 million and free cash flow of $67.0 million for the first six months of 2020
  Preliminary estimated July fiscal period comparable sales increases of 30.3% for North America and 13.9% for international

“Faced with an unprecedented global challenge but guided by our values and purpose, Papa John’s achieved record sales in the second quarter,” said Rob Lynch, President & CEO. “Across the U.S. and those international markets where delivery-based businesses have remained open, we have safely and successfully met the needs of millions of new and returning customers who have relied on us for high-quality, delicious pizza, Papadias, and other food during the pandemic. This was possible because of the dedication and hard work of our team members and local franchisees, as well as our work to create a more diverse, inclusive and innovative culture.”

Mr. Lynch continued, “Helping drive growth, our innovation pipeline continues firing on all cylinders with the launch of our hugely popular new Shaq-a-Roni pizza, which has generated over $2 million in charitable contributions that will go toward building the communities we serve. Our strong momentum has also enabled us to hire over 20,000 new restaurant team members during the second quarter and target hiring another 10,000 positions in the third, helping support those impacted by unprecedented levels of unemployment. These efforts position Papa John’s solidly to continue meeting the needs of our customers who face continued challenges from COVID-19, and to drive long-term sustainable loyalty to our brand long after the current pandemic.”

Global Restaurant and Comparable Sales Information

Global restaurant and comparable sales information and operating highlights for the three and six months ended June 28, 2020, compared to the three and six months ended June 30, 2019 are as follows:

	Three Months Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019

Global restaurant sales growth / (decline) (a)	19.1%	(3.8%)	11.6%	(4.7%)

Global restaurant sales growth / (decline), excluding the impact of foreign currency (a)	20.8%	(2.6%)	13.0%	(3.2%)

Comparable sales growth / (decline) (b)
Domestic company-owned restaurants	22.6%	(6.8%)	14.4%	(7.9%)
North America franchised restaurants	29.7%	(5.3%)	17.2%	(5.7%)
System-wide North America restaurants	28.0%	(5.7%)	16.6%	(6.3%)

System-wide international restaurants (c)	5.3%	0.3%	3.8%	0.1%
(a)	Includes both company-owned and franchised restaurant sales.
(b)

Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

(c)

Includes the impact of temporarily closed stores. Excluding those stores, comparable sales growth for system-wide international restaurants would have been approximately 13.3% and 8.5% for the three and six month ended June 28, 2020.

We believe North America, international and global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Franchise sales also generate commissary revenue in the United States and in certain international markets. Franchise restaurant and comparable sales growth information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of franchise restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the company’s revenues.

Revenue and Operating Highlights

	Three Months Ended			Six Months Ended
In thousands, except per share amounts	June 28, 2020	June 30, 2019	Increase	June 28, 2020	June 30, 2019	Increase

Total revenue	$460,623	$399,623	$61,000	$870,482	$798,028	$72,454
Income before income taxes	26,907	9,959	16,948	38,412	9,192	29,220
Net income	20,614	8,354	12,260	29,057	6,623	22,434
Diluted earnings per share	0.48	0.15	0.33	0.65	0.03	0.62
Adjusted diluted earnings per share (a)	0.48	0.16	0.32	0.65	0.35	0.30
(a)	Adjusted to exclude Non-GAAP items in 2019 referred to as “Special items,” which impact comparability. The reconciliation of GAAP to non-GAAP financial results is included in the table below.

Adjusted Financial Results

Effective as of the first quarter of 2020, the company modified its presentation of adjusted (non-GAAP) financial results to no longer present certain financial assistance provided to the North America system in the form of royalty relief and discretionary marketing fund investments as Special charges. This financial assistance, which began in the third quarter of 2018 in response to declining sales in North America, will continue through the third quarter of 2020, as announced in a formal plan in July 2019. The adjusted financial results for the three and six months ended June 30, 2019 have been revised to remove these items. See “Temporary Franchise Support” for additional information regarding this change in presentation.

The table below reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures (collectively defined as “Special items”). We present these non-GAAP measures because we believe the Special items in 2019 impact comparability to our 2020 results.

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
(In thousands, except per share amounts)	2020	2019	2020	2019

GAAP income before income taxes	$26,907	$9,959	$38,412	$9,192
Special charges:
Legal and advisory fees (1)	-	396	-	5,463
Mark-to-market adjustment on option valuation (2)	-	-	-	5,914
Refranchising gains	-	(163)	-	(163)
Adjusted income before income taxes	$26,907	$10,192	$38,412	$20,406

GAAP net income attributable to common shareholders	$15,707	$4,868	$20,933	$1,067
Special charges:
Legal and advisory fees (1)	-	396	-	5,463
Mark-to-market adjustment on option valuation (2)	-	-	-	5,914
Refranchising gains	-	(163)	-	(163)
Tax effect of Non-GAAP items (3)	-	(22)	-	(1,197)
Adjusted net income attributable to common shareholders	$15,707	$5,079	$20,933	$11,084

GAAP diluted earnings (loss) per share	$0.48	$0.15	$0.65	$0.03
Special charges:
Legal and advisory fees (1)	-	0.01	-	0.17
Mark-to-market adjustment on option valuation (2)	-	-	-	0.19
Tax effect of Non-GAAP items (3)	-	-	-	(0.04)
Adjusted diluted earnings per share	$0.48	$0.16	$0.65	$0.35
(1)

Represents advisory and legal costs incurred in 2019 primarily associated with the review of a wide range of strategic opportunities that culminated in the strategic investment in the company by affiliates of Starboard Value LP (“Starboard”) as well as certain litigation costs associated with legal proceedings initiated by our founder.

(2)

Represents a one-time mark-to-market adjustment of $5.9 million primarily related to the increase in the fair value of the Starboard option to purchase Series B convertible preferred stock that culminated in the purchase of additional preferred stock in late March 2019.

(3)

The tax effect for Legal and advisory fees and Refranchising gains was calculated by applying the 2019 full year marginal rate of 22.6%. The mark-to-market adjustment on option valuation was non-deductible for tax purposes.

The 2019 non-GAAP adjusted results shown above and within this press release, which exclude the Special items, should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting certain financial information excluding the Special items is important for purposes of comparison to current year results. In addition, management uses these metrics to evaluate the company’s underlying operating performance and to analyze trends.

Temporary Franchise Support

As previously mentioned, effective as of the first quarter of 2020, the company no longer presents certain royalty relief and discretionary marketing fund investments, included herein as “Temporary Franchise Support,” as Special charges within its adjusted financial results. The prior period adjusted financial measures presented above in “Adjusted Financial Results” have also been revised to remove the impact of these items.

Temporary Franchise Support investments were $5.1 million (or approximately $0.12 per diluted share) and $15.8 million (or approximately $0.38 per diluted share) for the three and six months ended June 28, 2020, respectively, compared to $5.0 million (or approximately $0.12 per diluted share) and $9.8 million (or approximately $0.24 per diluted share) for the three and six months ended June 30, 2019, as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Royalty relief (a)	$5,145	$2,466	$10,801	$7,339
Marketing fund investments (b)	-	2,500	5,000	2,500
Total Temporary Franchise Support (c)	$5,145	$4,966	$15,801	$9,839
(a)

Represents financial assistance provided to the North America system in the form of temporary royalty reductions that are above and beyond the level of franchise assistance the company would incur in the ordinary course of its business. Beginning in the third quarter of 2018, the company began providing various forms of support and financial assistance to the North America franchise system in response to declining North America sales. In July 2019, the company announced a formal relief program to provide our North America franchisees with certainty regarding the availability and schedule of the temporary relief through the third quarter of 2020. These royalty reductions are not an expense, but rather consist of the amount of waived royalties that the Company would otherwise have been entitled to absent the waiver. The waived royalties are not included in North America franchise royalties and fees revenues.

(b)

Represents incremental discretionary marketing fund investments in excess of contractual Company-owned restaurant-level contributions, which were made as part of our previously announced temporary financial support package to our franchisees. The marketing fund investments are included in Unallocated corporate expenses.

(c)

The company expects to provide approximately $12 to $15 million of Temporary Franchise Support in the third quarter of 2020, of which the majority is expected to be marketing fund investments. The Temporary Franchise Support will conclude in the third quarter of 2020.

Revenue Highlights

Consolidated revenues increased $61.0 million, or 15.3%, for the second quarter of 2020 compared to the second quarter of 2019. Consolidated revenues increased $72.5 million, or 9.1%, for the six months ended June 28, 2020, compared to the six months ended June 30, 2019. Excluding the impact of refranchising 46 domestic restaurants and a quality control center in Mexico in 2019, consolidated revenues increased approximately $71.1 million, or 18.3%, and $93.9 million, or 12.1%, for the three and six months ended June 28, 2020, respectively, primarily due to the following:

  Positive comparable sales for North America restaurants resulted in higher company-owned restaurant revenues, franchise royalties and commissary sales for the three-and six-month periods. Additionally, for the six months ended June 28, 2020, North America commissary sales increased due to pricing associated with higher commodities costs.
  International revenues increased for the three- and six-month periods ended June 28, 2020 primarily due to higher United Kingdom commissary revenues and higher royalties from increased equivalent units and higher comparable sales. The higher revenues were partially offset by royalty support provided to certain franchisees and unfavorable foreign exchange rates.
  Other revenues increased due to higher marketing fund revenue from higher restaurant sales and an increase in the national marketing fund contribution rate in 2020 and higher online revenues.

Operating Highlights

The table below summarizes income before income taxes on a reporting segment basis. Alongside the GAAP income before income taxes data, we have included “adjusted” income before income taxes to exclude Special items. We believe this non-GAAP measure is important for purposes of comparison to prior year results.

	Three Months Ended					Six Months Ended
	Reported	Reported	Special	Adjusted	Adjusted	Reported	Reported	Special	Adjusted	Adjusted
	June 28,	June 30,	items	June 30,	Increase	June 28,	June 30,	items	June 30,	Increase
(In thousands)	2020	2019	in 2019	2019	(Decrease)	2020	2019	in 2019	2019	(Decrease)

Domestic Company-owned restaurants	$16,746	$7,712	$(163)	$7,549	$9,197	$25,413	$12,309	$(163)	$12,146	$13,267
North America commissaries	8,567	7,792	-	7,792	775	16,076	15,304	-	15,304	772
North America franchising	22,176	17,910	-	17,910	4,266	39,502	33,601	-	33,601	5,901
International	4,589	5,403	-	5,403	(814)	9,088	10,720	-	10,720	(1,632)
All others	1,983	(1,209)	-	(1,209)	3,192	1,724	(1,715)	-	(1,715)	3,439
Unallocated corporate expenses	(26,430)	(27,891)	396	(27,495)	1,065	(52,481)	(60,356)	11,377	(48,979)	(3,502)
Elimination of intersegment (profits) losses	(724)	242	-	242	(966)	(910)	(671)	-	(671)	(239)
Total income before income taxes	$26,907	$9,959	$233	$10,192	$16,715	$38,412	$9,192	$11,214	$20,406	$18,006

Consolidated income before income taxes of $26.9 million for the second quarter of 2020 increased $16.9 million compared to the second quarter of 2019. Consolidated income before income taxes increased $29.2 million for the six months ended June 28, 2020, compared to the six months ended June 30, 2019. Excluding the impact of the previously mentioned Special items in 2019, consolidated income before income taxes increased $16.7 million and $18.0 million for the three and six months ended June 28, 2020.

Significant changes in income before income taxes of $16.7 million, excluding Special items for the second quarter are as follows:

  Domestic Company-owned restaurants increased $9.2 million primarily due to higher profits from comparable sales of 22.6%, partially offset by higher labor and bonuses.
  North America commissaries increased $0.8 million primarily due to higher profits from higher volumes.
  North America Franchising increased $4.3 million primarily due to higher comparable sales of 29.7%, partially offset by a lower effective royalty rate due to higher temporary royalty relief which is part of our financial assistance program (see “Temporary Franchise Support”).
  International decreased $0.8 million primarily due to royalty support provided to certain franchisees and the unfavorable impact of foreign exchange rates, partially offset by lower travel costs due to COVID-19 restrictions and higher royalty revenues and PJUK commissary income attributable to increased units and higher comparable sales.
  All others, which primarily includes our online and mobile ordering business, our wholly owned print and promotions subsidiary and our North America marketing funds, increased $3.2 million primarily due to higher online revenues.
  Unallocated corporate expenses decreased $1.1 million primarily due to the 2019 period including a $2.5 million discretionary marketing fund investment (see “Temporary Franchise Support”), savings from the cancellation of our annual operators’ conference and reduced travel as a result of COVID-19, lower professional and consulting fees and lower interest costs. These decreases were partially offset by higher management incentive costs.

The increase in income before income taxes of $18.0 million, excluding Special items, for the six-month period is primarily attributable to the same reasons noted for the three-month period. Additionally, the six-month period includes the following:

  Domestic Company-owned restaurants increased $13.3 million primarily due to higher profits from positive comparable sales of 14.4%, partially offset by higher commodities, labor and bonus costs.
  Unallocated corporate expenses increased $3.5 million primarily due to higher management incentive costs and higher discretionary marketing fund investments ($5.0 million in the first six months of 2020 compared to $2.5 million in the comparable period of 2019), partially offset by savings from the cancellation of our annual operators’ conference, lower travel, professional and consulting fees and lower interest costs.

The effective income tax rates were 18.4% and 19.4% for the three and six months ended June 28, 2020, representing an increase of 5.5% and a decrease of 3.6%, respectively, from the prior year comparable periods. The six months ended June 30, 2019 included a non-deductible $5.9 million expense associated with the one-time mark-to-market increase in the fair value of the Starboard option to purchase Series B convertible preferred stock in the first quarter of 2019, as previously mentioned. Excluding the $5.9 million expense for the six months ended June 30, 2019, the effective rates were higher for the three and six months ended June 28, 2020 due to the impact of similar tax credits on higher income before income taxes in the current periods.

Diluted earnings per common share was $0.48 for the second quarter of 2020, compared to diluted earnings per common share of $0.15 for the second quarter of 2019, an increase of 220%. For the six months ended June 28, 2020, diluted earnings per share was $0.65, compared to diluted earnings per share of $0.03 ($0.35 excluding Special items mentioned above) for the prior year period, an increase of 85.7% excluding Special items in 2019. Diluted earnings per common share was reduced by $1.6 million (or approximately $0.05 per diluted share) and $1.3 million (or approximately $0.04 per diluted share) for the three and six months ended June 28, 2020, respectively, due to additional income attributable to participating securities, including Series B Preferred Stockholders, based on the amount of undistributed earnings for the periods.

Free Cash Flow

The company’s free cash flow, a non-GAAP financial measure, for the first six months of 2020 and 2019, respectively, was as follows (in thousands):

	Six Months Ended
	June 28,	June 30,
	2020	2019

Net cash provided by operating activities (a)	$87,658	$32,175
Purchases of property and equipment	(13,795)	(17,836)
Dividends paid to preferred shareholders	(6,825)	(5,470)
Free cash flow	$67,038	$8,869
(a)	The increase of $55.5 million was primarily due to higher net income and favorable working capital changes including timing of payments.

We define free cash flow as net cash provided by operating activities (from the Consolidated Statements of Cash Flows) less the purchases of property and equipment and dividends paid to preferred shareholders. We view free cash flow as an important measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three and six months ended June 28, 2020 and cash flow for the six months ended June 28, 2020.

Cash Dividend

The company paid common and preferred stock dividends of $10.7 million in the second quarter of 2020. The company declared third quarter 2020 cash dividends of approximately $10.8 million on July 31, 2020, which will be paid to common shareholders on August 21, 2020. The third quarter preferred dividend will be paid on October 1, 2020. The dividends are as follows (in thousands):

	Second Quarter 2020	Third Quarter 2020
Common stock dividends ($0.225 per share)	$7,300	$7,400
Common stock dividends to preferred shareholders ($0.225 per share) (a)	1,140	1,140
Preferred dividends (3.6% of the investment per annum)	2,270	2,270
Total dividends	$10,710	$10,810
(a)	Common stock dividends payable to holders of Series B Preferred Stock are on an as-converted to common stock basis

The declaration and payment of any future dividends on our common stock will be at the discretion of our Board of Directors, subject to the company’s financial results, cash requirements, and other factors deemed relevant by our Board of Directors. The Series B preferred stockholders receive quarterly preferred dividends and common stock dividends on an as-converted to common stock basis.

Global Restaurant Unit Data

At June 28, 2020, there were 5,347 Papa John’s restaurants operating in 48 countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Second Quarter
Beginning - March 29, 2020	599	2,686	3,285	2,093	5,378
Opened	-	9	9	25	34
Closed	(1)	(9)	(10)	(55)	(65)
Ending - June 28, 2020 (1)	598	2,686	3,284	2,063	5,347

Year-to-date
Beginning - December 29, 2019	598	2,690	3,288	2,107	5,395
Opened	1	24	25	43	68
Closed	(1)	(28)	(29)	(87)	(116)
Ending - June 28, 2020 (1)	598	2,686	3,284	2,063	5,347
Net unit growth (decline)	-	(4)	(4)	(44)	(48)
% increase (decrease)	-	(0.1%)	(0.1%)	(2.1%)	(0.9%)
(1)

Temporary closures as a result of the COVID-19 outbreak are not reflected as “closed” in the restaurant progression above. Of the company’s 2,063 international franchised stores, 225 stores were temporarily closed as of June 28, 2020, principally in Latin America and Europe, in accordance with government policies. In North America, almost all traditional restaurants remain open and fully operational. A number of non-traditional restaurants located in universities and stadiums are temporarily closed; these non-traditional locations are not significant to our revenues and operating results.

Our development pipeline as of June 28, 2020 included approximately 1,100 restaurants (100 units in North America and 1,000 units internationally), the majority of which are scheduled to open over the next six years.

Preliminary Estimated Comparable Sales for July Fiscal Period

In light of the uncertainty and volatility related to COVID-19, the company continues to provide comparable sales information on a monthly basis. Our preliminary, estimated comparable sales information for the first month of the third quarter of 2020 (Period 7) are as follows:

Period 7
June 29, 2020 to
July 26, 2020
Comparable sales growth (a)
Domestic Company-owned restaurants	23.6%
North America franchised restaurants	32.4%
Systemwide North America restaurants	30.3%

System-wide international restaurants (b)	13.9%
(a)

Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant-dollar basis, which excludes the impact of foreign currency translation.

(b)

Includes the impact of approximately 170 temporarily closed stores as of July 26, 2020, principally in Latin America and Europe. Excluding these stores, comparable sales growth for system-wide international restaurants would have been approximately 17.2% in Period 7.

Conference Call and Website Information

A conference call is scheduled for August 6, 2020 at 8:00 a.m. Eastern Time to review the company’s second quarter 2020 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode or dial 800-773-2954 (U.S. and Canada) or 847-413-3731 (International). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 49852241.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to the preliminary estimated same store sales growth and related trends, projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, the financial impact of the temporary business opportunities, disruptions and temporary changes in demand we are experiencing related to the current outbreak of the novel coronavirus disease (COVID-19), including the projections for sales trends and comparable sales, our cash on hand and access to our credit facilities, commodity costs, currency fluctuations, profit margins, unit growth, unit level performance, capital expenditures, restaurant and franchise development, the duration of changes in consumer behavior caused by the pandemic, the duration and number of temporary store closures, royalty relief, the effectiveness of our strategic turnaround efforts and other business initiatives, marketing efforts, liquidity, compliance with debt covenants, stockholder and other stakeholder engagement, strategic decisions and actions, dividends, effective tax rates, regulatory changes and impacts, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  the ability of the company to manage difficulties associated with or related to the COVID-19 pandemic, including risks related to: the impact of governmental restrictions on freedom of movement and business operations including quarantines, social distancing requirements and mandatory business closures; the virus’s impact on the availability of our workforce; the potential disruption of our supply chain; changes in consumer demand or behavior; the overall contraction in global economic activity, including rising unemployment; our liquidity position; our ability to navigate changing governmental programs and regulations relating to the pandemic; and the increased risk of phishing and other cyber-attacks;
  the assumption that the store closures in international markets and non-traditional restaurants in North America are not expected to be permanent; the assumption that our delivery restaurants will continue to stay open and be deemed essential businesses by national, state and local authorities in most of the jurisdictions in which we operate;
  increased costs for branding initiatives and launching new advertising and marketing campaigns and promotions to improve consumer sentiment and sales trends, and the risk that such initiatives will not be effective;
  the ability of the company to ensure the long-term success of the brand through significant investments committed to our U.S. franchise system, including marketing fund investments and royalty relief;
  risks related to social media, including publicity adversely and rapidly impacting our brand and reputation;
  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales and profitability; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including the growing popularity of delivery aggregators, as well as changes in general economic conditions or other factors that may affect consumer confidence and discretionary spending, including higher unemployment;
  the adverse impact on the company or our results caused by global health concerns, product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns about our company-owned or franchised restaurants or others in the restaurant industry;
  the effectiveness of our technology investments and changes in unit-level operations;
  the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably, including difficulties finding qualified franchisees, store level employees or suitable sites;
  increases in food costs or sustained higher other operating costs. This could include increased employee compensation, benefits, insurance, tax rates, new regulatory requirements or increasing compliance costs;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned vehicles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, natural disasters including drought, disease, or geopolitical or other disruptions beyond our control, including COVID-19;
  increased risks associated with our international operations, including economic and political conditions and risks associated with the withdrawal of the United Kingdom from the European Union, instability or uncertainty in our international markets, especially emerging markets, fluctuations in currency exchange rates, difficulty in meeting planned sales targets and new store growth;
  the impact of current or future claims and litigation and our ability to comply with current, proposed or future legislation that could impact our business including compliance with the European Union General Data Protection Regulation;
  the company's ability to continue to pay dividends to shareholders based upon profitability, cash flows and capital adequacy if restaurant sales and operating results decline;
  failure to effectively manage recent transitions within our executive leadership team or to otherwise successfully execute succession planning;
  disruption of critical business or information technology systems, or those of our suppliers, and risks associated with systems failures and data privacy and security breaches, including theft of confidential company, employee and customer information, including payment cards; and
  changes in Federal or state income, general and other tax laws, rules and regulations and changes in generally accepted accounting principles.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2019, and in “Part II. Item 1A. – Risk Factors” in our Quarterly Report on Form 10-Q for the period ended March 29, 2020. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 28,	December 29,
	2020	2019
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$75,699	$27,911
Accounts receivable, net	73,530	80,921
Notes receivable, current portion	9,651	7,790
Income tax receivable	755	4,024
Inventories	32,546	27,529
Prepaid expenses and other current assets	33,292	33,371
Total current assets	225,473	181,546

Property and equipment, net	200,581	211,741
Finance lease right-of-use assets, net	8,978	9,383
Operating lease right-of-use assets	141,861	148,229
Notes receivable, less current portion, net	32,158	33,010
Goodwill	79,634	80,340
Deferred income taxes	4,978	1,839
Other assets	64,074	64,633
Total assets	$757,737	$730,721

Liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and Stockholders' deficit
Current liabilities:
Accounts payable	$30,699	$29,141
Income and other taxes payable	11,200	7,599
Accrued expenses and other current liabilities	134,989	120,566
Current deferred revenue	5,382	5,624
Current finance lease liabilities	3,879	1,789
Current operating lease liabilities	22,663	23,226
Current portion of long-term debt	20,107	20,000
Total current liabilities	228,919	207,945

Deferred revenue	13,543	14,722
Long-term finance lease liabilities	5,265	7,629
Long-term operating lease liabilities	118,946	125,297
Long-term debt, less current portion, net	327,932	347,290
Deferred income taxes	859	2,649
Other long-term liabilities	95,627	84,927
Total liabilities	791,091	790,459

Series B Convertible Preferred Stock	251,827	251,133
Redeemable noncontrolling interests	6,667	5,785

Total Stockholders' deficit	(291,848)	(316,656)
Total liabilities, Series B Convertible Preferred Stock, Redeemable noncontrolling interests and Stockholders' deficit	$757,737	$730,721
Note: The Condensed Consolidated Balance Sheet has been derived from the audited consolidated financial statements, but do not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic company-owned restaurant sales	$186,506	$163,656	$347,946	$325,459
North America franchise royalties and fees	24,174	19,761	43,614	37,291
North America commissary revenues	167,619	147,128	323,041	296,032
International revenues	28,093	25,497	54,152	51,164
Other revenues	54,231	43,581	101,729	88,082
Total revenues	460,623	399,623	870,482	798,028

Costs and expenses:
Operating costs (excluding depreciation and amortization shown separately below):
Domestic company-owned restaurant expenses	145,168	131,950	274,279	265,003
North America commissary expenses	154,467	136,744	298,739	275,301
International expenses	18,304	14,652	33,405	28,957
Other expenses	51,345	41,970	97,302	86,067
General and administrative expenses	48,428	48,718	96,079	99,853
Depreciation and amortization	12,377	11,521	24,672	23,270
Total costs and expenses	430,089	385,555	824,476	778,451
Refranchising gains	-	163	-	163
Operating income	30,534	14,231	46,006	19,740
Net interest expense	(3,627)	(4,272)	(7,594)	(10,548)
Income before income taxes	26,907	9,959	38,412	9,192
Income tax expense	4,956	1,283	7,468	2,114
Net income before attribution to noncontrolling interests	21,951	8,676	30,944	7,078
Net income attributable to noncontrolling interests	(1,337)	(322)	(1,887)	(455)
Net income attributable to the company	$20,614	$8,354	$29,057	$6,623

Calculation of net income for earnings per share:
Net income attributable to the company	$20,614	$8,354	$29,057	$6,623
Preferred stock dividends and accretion	(3,347)	(3,486)	(6,818)	(5,556)
Net income attributable to participating securities	(1,560)	-	(1,306)	-
Net income attributable to common shareholders	$15,707	$4,868	$20,933	$1,067

Basic earnings per common share	$0.49	$0.15	$0.65	$0.03
Diluted earnings per common share	$0.48	$0.15	$0.65	$0.03

Basic weighted average common shares outstanding	32,335	31,587	32,214	31,570
Diluted weighted average common shares outstanding	32,619	31,773	32,444	31,746

Dividends declared per common share	$0.225	$0.225	$0.450	$0.450

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
(In thousands)	June 28, 2020	June 30, 2019
	(Unaudited)	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$30,944	$7,078
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	1,051	676
Depreciation and amortization	24,672	23,270
Deferred income taxes	(1,502)	(3,096)
Preferred stock option mark-to-market adjustment	—	5,914
Stock-based compensation expense	8,742	7,531
Gain on refranchising	—	(163)
Other	1,090	1,999
Changes in operating assets and liabilities:
Accounts receivable	(8,571)	(1,092)
Income tax receivable	4,278	11,699
Inventories	(5,017)	326
Prepaid expenses and other current assets	9,657	(5,383)
Other assets and liabilities	8,065	(2,094)
Accounts payable	1,558	5,410
Income and other taxes payable	3,601	565
Accrued expenses and other current liabilities	10,269	(17,297)
Deferred revenue	(1,179)	(3,168)
Net cash provided by operating activities	87,658	32,175

Investing activities
Purchases of property and equipment	(13,795)	(17,836)
Notes issued	(9,596)	(4,757)
Repayments of notes issued	6,462	2,234
Proceeds from divestitures of restaurants	—	225
Other	14	568
Net cash used in investing activities	(16,915)	(19,566)

Financing activities
Proceeds from issuance of preferred stock	—	252,530
Repayments of term loan	(10,000)	(10,000)
Net (repayments) proceeds of revolving credit facilities	(9,884)	(230,776)
Dividends paid to common stockholders	(14,520)	(14,269)
Dividends paid to preferred stockholders	(6,825)	(5,470)
Issuance costs associated with preferred stock	—	(7,250)
Tax payments for equity award issuances	(1,579)	(895)
Proceeds from exercise of stock options	21,704	93
Contributions from noncontrolling interest holders	—	840
Distributions to noncontrolling interest holders	(945)	(183)
Other	(704)	168
Net cash used in financing activities	(22,753)	(15,212)

Effect of exchange rate changes on cash and cash equivalents	(202)	1
Change in cash and cash equivalents	47,788	(2,602)
Cash and cash equivalents at beginning of period	27,911	33,258

Cash and cash equivalents at end of period	$75,699	$30,656

Contacts

Steve Coke
Vice President of Investor Relations and Strategy
Interim Principal Financial and Accounting Officer
502-261-7272